Exhibit 10.9

MUTUAL RELEASE

This Mutual Release (the “Release”) is made by and among MISCOR GROUP, LTD., an Indiana corporation (“MISCOR”), John A. Martell and Bonnie Martell (the “Martells”), Martell Electric, LLC, an Indiana liability company (“Martell Electric”), and Ideal Consolidated, Inc., an Indiana corporation (“Ideal Consolidated”). The Martells, Martell Electric and Ideal Consolidated are called the “Martell Parties.”

Recitals

A. The Martell Parties entered into a February 3, 2010 Purchase Agreement with MISCOR (the “Agreement”). Among other things, the Agreement provided for the sale from MISCOR to the Martells of Ideal Consolidated and Martell Electric.

B. A dispute arose between the Martell Parties and MISCOR concerning certain terms and obligations under the Agreement. The primary disputed issue, from which most of the other disputes flowed, was whether the amount of working capital left by MISCOR in Martell Electric and Ideal Consolidated was too low.

C. The parties to this Agreement desire that all disputes presently existing among them, including, without limitation, all disputes arising out of the Agreement, be settled and that the parties be spared the trouble and expense of litigation. They also mutually desire that all of the terms and conditions of their compromise and settlement be and remain strictly confidential.

D. Simultaneous with the execution of this Release:

(1) MISCOR shall give the Martells the Amended Promissory Note, a copy of which is attached as Exhibit A.

(2) The Martells shall deliver to MISCOR an executed subordination agreement relating to MISCOR’s indebtedness to Wells Fargo Bank and BDeWees, Inc. and XGen III, Ltd. The subordination agreements are attached as Exhibit B (Wells Fargo Bank) and Exhibit C (BDeWees, Inc. and XGen III, Ltd.).

(3) MISCOR shall execute extensions of the leases for the facilities it leases in Hammond, Indiana and Boardman, Ohio, as described in the Letter Agreement.

Agreement

In consideration of the matters set forth in the Recitals, the conditions and terms of this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Release by the Martell Parties. Upon payment of (a) the $316,666 principal payment due under the Amended Promissory Note at MISCOR’S closing of its refinancing with Wells Fargo Bank and, (b) the corrected interest payment due for the period of time in 2010 when the amount of subdebt to the Martells was being determined, the Martell Parties release and discharge MISCOR and its former, present and future subsidiaries, divisions, affiliates, shareholders, agents, officers, directors, employees, successors, assigns, insurers, and any and all other persons or entities acting by, through or under any of them, both individually and in their representative capacities (collectively, the “Martell Releasees”) from any and all obligations, claims, demands, damages, actions, causes of action or liabilities of whatsoever nature, whether known or unknown, disclosed or undisclosed, accrued or contingent, that the

Martell Parties now have against any of the Martell Releasees, including, without limitation, any claims arising on or before the date hereof out of the Agreement, but specifically excluding any and all obligations of future payment or performance pursuant to the (e) Amended Promissory Note, (f) any real estate leases, (g) the agreements under which security interests are granted to secure the indebtedness represented by the Amended Promissory Note, (h) the obligation of MISCOR or its subsidiaries to pay John Martell for services or reimburse John Martell for expenses he incurred in performing services for MISCOR or its subsidiaries; and (i) any instruments or rights relating to the ownership or equity in MISCOR.

2. Release by MISCOR. MISCOR, for itself, its successors and assigns, hereby releases and discharges each of the Martell Parties from any and all obligations, claims, demands, damages, actions, causes of action or liabilities of whatsoever nature, whether known or unknown, disclosed or undisclosed, accrued or contingent, that MISCOR now has or may have against any of the Martell Parties, including, without limitation, any claims arising on or before the date hereof out of the Agreement, but specifically excluding any and all obligations of future payment or performance pursuant to the (a) Amended Promissory Note, and (b) any security agreements which presently secure MISCOR’s obligations to the Martell Parties, Martell Electronic and Ideal Consolidated, and (c) any leases between the Martell Parties and MISCOR.

3. Confidentiality. The parties agree to keep completely confidential and not disclose the terms and conditions of this Release except to the extent required by law.

4. No Admission. The parties acknowledge that this Release constitutes a compromise and settlement of disputed claims, that the parties deny and continue denying liability for any and all claims, and that this Release and the actions taken pursuant to this

Release do not constitute any acknowledgment or admission on the part of any party of any liability or a precedent upon which any liability may be asserted.

5. Binding On Successors and Assigns. The terms and conditions of this Release shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

6. Governing Law. This Release and the parties’ obligations hereunder shall be construed under and governed by the internal laws of Indiana, without regard to principles of choice of law.

7. Entire Agreement. This Release, the Amended Promissory Note, the documents and instruments providing security for the Amended Promissory Note, and the related subordination agreements given by the Martells to Wells Fargo and BDeWees, Inc. and XGen III, Ltd. (“Subordination Agreements”) contain the entire agreement of the parties with respect to the settlement of the disputed claims and all other claims the parties have or could have asserted as of the date of execution of this Release. In executing this Release, no party has relied on representations or promises of any other party other than the representations and promises contained in this Release, the Letter Agreement, the Amended Promissory Note, the Subordination Agreements, and the lease extensions.

8. Captions. The captions in this Release are for convenience only, are not integral parts of this Release, and are not to be construed in the interpretation of any part of this Release.

9. Negotiated Release; Construction. This Release is the result of negotiations among the parties, and no party shall be deemed to be the drafter of this Release.

The language and all parts of this Release shall in all cases be construed as a whole, according to their fair meanings, and not strictly for or against any party.

10. Advice of Counsel. Each party to this Release has been represented by legal counsel of his or its own choice in the negotiation of the compromise and settlement provided for in this Release, and each party has freely decided to enter into this Release after receiving advice from its own legal counsel about the legal effect of this Release.

IN WITNESS WHEREOF, the parties have executed this Release on the dates provided below.

MISCOR GROUP, INC.

Date: November 30, 2011	By:
Printed: Michael P. Moore
Title: President

MARTELL ELECTRIC, LLC

Date: November 30, 2011	By:
Printed: John A. Martell
Title: President

IDEAL CONSOLIDATED, INC.

By:
Printed: John A. Martell
Title: President

Date: November 30, 2011

John A. Martell

Bonnie Martell